CONSENT OF ATTORNEYS


Reference is made to the Registration Statement of Fortune Entertainment Corporation (the "Company"), whereby certain selling shareholders propose to sell up to 10,930,890 shares of the Company's common stock. Reference is also made to Exhibit 5 included in the Registration Statement relating to the validity of the securities proposed to be sold.

We hereby consent to the use of our opinion concerning the validity of the securities proposed to be sold.


Very truly yours,
HART & TRINEN
William T. Hart

Denver, Colorado
September 5, 2000